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                                                                    EXHIBIT 23.1


           Consent of Independent Registered Public Accounting Firm

The Board of Directors
The First Marblehead Corporation:

We consent to the inclusion in this Registration Statement on Form S-1 of The First Marblehead Corporation of our report dated September 4, 2003, except as to
Note 15, which is as of October 29, 2003, with respect to the consolidated balance sheets of The First Marblehead Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2003, which report appears herein, and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.

/s/KPMG LLP

Boston, Massachusetts
June 10, 2004